Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement is made and entered into as of the 20th day of June, 2017 (the “Amendment Date”) by and between Ocular Therapeutix, Inc., a Delaware corporation (the “Company”), and Dr. Amarpreet S. Sawhney (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated as of June 24, 2014 (the “Employment Agreement”); and

WHEREAS, the Company and Executive wish to amend the Employment Agreement to reflect the Parties’ agreement to adjust Executive’s role with the Company in connection with his transition to the Company’s Executive Chairman and the Company’s employment of a new Chief Executive Officer (the “New CEO”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.              Section 1(a) of the Employment Agreement is hereby replaced in its entirety by the following:

(a)           Capacity.   Effective immediately, Executive shall continue to serve the Company as President and Chief Executive Officer reporting to the Board of Directors of the Company (the “Board”).  During such portion of the Term (as defined below) that is prior to September 18, 2017 or such other date on or prior to September 30, 2017 as the New CEO shall commence employment as the Company’s Chief Executive Officer (the “Transition Date”), Executive shall, subject to the direction of the Board, continue to oversee and direct the operations of the Company and perform such other duties as may from time to time be assigned to him by the Board; provided, however, that it is understood that among such responsibilities shall be Executive’s assistance, as reasonably directed by the Board, with the transition of such responsibilities to the New CEO effective as of the Transition Date.  Effective as of the Transition Date, Executive will be employed to serve as the Executive Chairman of the Board and will cease to serve as President and Chief Executive Officer.  As the Company’s Executive Chairman, Executive will report to the Board and shall have the duties, responsibilities and authority commensurate with such position in companies of similar type and size.  Executive will continue while employed as Executive Chairman to be nominated to serve on the Board each time Executive’s term(s) as a director would otherwise expire, provided that such nomination(s) shall be subject to the Board’s exercise of its fiduciary duties.

2.              Section 1(b) of the Employment Agreement is hereby replaced in its entirety by the following:

(b)           Devotion of Duties; Representations.  During such portion of the Term of Executive’s employment with the Company that Executive remains the

Company’s President and Chief Executive Officer, Executive shall devote his best efforts and full business time and energies to the business and affairs of the Company.  During such portion of the Term of Executive’s employment with the Company that Executive is the Company’s Executive Chairman, Executive shall devote his best efforts and at least fifty percent (50%) of his business time and energies to the business and affairs of the Company.  At all times during the Term of Executive’s employment with the Company, Executive shall endeavor to perform the duties and services contemplated hereunder to the reasonable satisfaction of the Board.  During the Term of Executive’s employment with the Company, except as set forth below, Executive shall not, without the prior written approval of the Company (by action of the Board), undertake any other employment from any person or entity or serve as a director of any other company; provided, however, that (i) the Company will entertain requests as to such other employment or directorships in good faith and (ii) Executive will be eligible to participate in any policy relating to outside activities that is applicable to the senior executives of the Company and approved by the Board after the date hereof.  The Company acknowledges that Executive currently serves and may continue to serve as a director of the companies listed on Exhibit A.

3.              Section 2(a) of the Employment Agreement is hereby replaced in its entirety by the following:

(a)  Executive’s employment hereunder shall, unless earlier terminated as set forth below, continue from the Amendment Date until the first anniversary of the Transition Date (the “Term”); provided, however, that on such first anniversary and on each such anniversary thereof thereafter (each, a “Renewal Date”), the Term shall be automatically extended for an additional one-year period unless at least sixty (60) days prior to a given Renewal Date, the Company or Executive delivers a written notice of non-renewal to the other party that the Term shall not be so renewed.

During the Term, Executive’s employment hereunder shall be terminated on the first to occur of the following:

(i)            Immediately upon Executive’s death;

(ii)           By the Company, by written notice to Executive effective as of the date of such notice (or on such other date as specified in such notice):

(A)          Following the Disability of Executive.  “Disability” means that Executive is unable to perform his duties hereunder by reason of any mental, physical or other disability for a period of at least three (3) months, as determined by a qualified physician.  Notwithstanding the foregoing, for any payments or benefits hereunder or pursuant to any other agreement between the Company and Executive, in either case that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder, such Disability must result in Executive becoming “Disabled” within the meaning of

Section 409A(a)(2)(C).  (In this Agreement we refer to Section 409A of the Code and any guidance issued thereunder as “Section 409A.”)

(B)          For Cause (as defined below);

(C)          Subject to Section 4 hereof, without Cause; or

(D)          For non-renewal, as set forth above (such termination, a “Company Non-renewal”).  For the avoidance of doubt, a Company Non-renewal shall not be deemed to constitute a termination without Cause, nor shall a Company Non-renewal be deemed to constitute a basis for Executive’s termination for Good Reason (as defined below).

(iii)          By Executive:

(A)          By written notice to the Company, without Good Reason and other than an Executive Non-renewal (as defined below), effective thirty (30) days after the date of such notice;

(B)          By written notice to the Company for Good Reason, effective on the date specified in such notice; or

(C)          For non-renewal, by Executive’s delivery to the Company of the written notice of nonrenewal as set forth above (such termination, an “Executive Non-renewal”).

4.              Section 2(c) of the Employment Agreement is hereby replaced in its entirety by the following:

(c)           Definition of “Good Reason”.  For purposes of this Agreement, a “Good Reason” shall mean any of the following, unless (i) the basis for such Good Reason is cured within a reasonable period of time (determined in the light of the cure appropriate to the basis of such Good Reason, but in no event less than thirty (30) nor more than ninety (90) days) after the Company receives written notice (which must be received from Executive within ninety (90) days of the initial existence of the condition giving rise to such Good Reason) specifying the basis for such Good Reason or (ii) Executive has consented to the condition that would otherwise be a basis for Good Reason:

(i)            A change in the principal location at which Executive provides services to the Company to a location more than fifty (50) miles from such principal location (which change, the Company has reasonably determined as of the date hereof, would constitute a material change in the geographic location at which Executive provides services to the Company), provided that such a relocation shall not be deemed to occur under circumstances where Executive’s responsibilities require him to work at a location other than the corporate headquarters for a reasonable period of time;

(ii)           Prior to the Transition Date, Executive’s removal by the Board as President or Chief Executive Officer of the Company, or at any time during the Term, removal of Executive as a member of the Board;

(iii)          Prior to the Transition Date, a material adverse change by the Company in Executive’s duties, authority or responsibilities as President and Chief Executive Officer of the Company, or after the Transition Date, a material adverse change by the Company in Executive’s duties, authority or responsibilities as Executive Chairman of the Company, either of which causes Executive’s position with the Company to become of materially less responsibility or authority where such change is not remedied within ten (10) business days after written notice thereof by Executive;

(iv)          A material reduction in Executive’s base salary;

(v)           A material breach of this Agreement by the Company which has not been cured within thirty (30) days after written notice thereof by Executive; or

(vi)          Failure to obtain the assumption (assignment) of this Agreement by any successor to the Company.

5.              Section 3(a) of the Employment Agreement is hereby replaced in its entirety by the following:

(a)           Base Salary.  Executive’s minimum base salary during such portion of the Term that is prior to the Transition Date shall be at the rate of $562,418 per year.  Effective as of the Transition Date, Executive’s minimum base salary shall be at the rate of $281,209 per year.  Executive’s base salary shall be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time, less any amounts required to be withheld under applicable law.  The base salary will be subject to adjustment from time to time in the sole discretion of the Board; provided that, the Company covenants that it shall not reduce the base salary below the base salary then in effect immediately prior to the reduction unless (i) Executive consents to such reduction, or (ii) the reduction is in connection with a general reduction of not more than 20% in compensation of senior executives of the Company generally that occurs prior to the effective date of any Corporate Change.

Except to the extent specifically modified hereby, the Employment Agreement shall remain in full force and effect.  The Parties are executing this Amendment by mutual agreement, and Executive hereby consents to the changes described above and agrees that nothing herein shall constitute grounds for a termination for “Good Reason” as defined in the Employment Agreement.  In the event of any conflict between the terms of this Amendment and the terms of the Employment Agreement, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written.

OCULAR THERAPEUTIX, INC.

By:	/s/ Charles Warden
	Name:	Charles Warden
	Title:	Chairman, Compensation Committee of the Board of Directors

DR. AMARPREET S. SAWHNEY

/s/ Dr. Amarpreet S. Sawhney